Exhibit (d)(4)

Execution Version

July 26, 2015

Mr. Alan S. Korman

Vice President, General Counsel & Secretary

Columbus McKinnon Corporation

140 John James Audubon Parkway

Amherst, New York 14228

Dear Mr. Korman:

Reference is hereby made to that certain letter agreement, dated as of March 31, 2015 (the “Agreement”), by and between Magnetek, Inc. (the “Company”) and Columbus McKinnon Corporation (“you”).

This letter is to notify you that, upon execution of that certain Agreement and Plan of Merger, dated as of the date hereof, by and among you, Megatron Acquisition Corp. and the Company (the “Merger Agreement”), the Company hereby waives (a) the provisions of Section 12 of the Agreement to the extent necessary to allow you to exercise your rights and comply with your obligations set forth in Section 7.3 of the Merger Agreement, (b) the provisions of Section 1(c) of the Agreement in respect of information of the type subject to the provisions of Section 1(c) of the Agreement that (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of the Agreement, (ii) you reasonably determine is necessary to allow you to comply with applicable laws (including applicable disclosure requirements of the SEC in connection with transactions contemplated by the Merger Agreement, including the Offer and the Merger) or the rules and regulations of The NASDAQ Stock Market or (iii) is in connection with a communication otherwise permitted pursuant to Section 7.7 of the Merger Agreement.

Capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Merger Agreement. The foregoing waiver is in full reservation of, and without waiver of, all other rights in the Agreement. The Agreement remains in full force and effect in all other respects.

[Signature pages follow]

Very truly yours,

MAGNETEK, INC.

By:	/s/ Peter M. McCormick
Name:	Peter M. McCormick
Title:	President and Chief Financial Officer

[Signature Page to Waiver Letter]

ACCEPTED AND AGREED:

COLUMBUS MCKINNON CORPORATION

By:	/s/ Timothy T. Tevens
Name:	Timothy T. Tevens
Title:	President and Chief Executive Officer

[Signature Page to Waiver Letter]